UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2021

BridgeBio Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38959	84-1850815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

421 Kipling Street Palo Alto, CA		94301
(Address of principal executive offices)		(Zip Code)

(650) 391-9740

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BBIO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of October 23, 2021, the Board of Directors (the “Board”) of BridgeBio Pharma, Inc. (the “Company”) increased the size of the Company’s Board from fourteen to fifteen directors (the “Board Increase”). The Company effected the Board Increase pursuant to Article VI, Section 3 of the Company’s Amended and Restated Certificate of Incorporation and Article II, Section 2 of the Company’s Amended and Restated Bylaws.

Effective as of October 23, 2021, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Dr. Hannah A. Valantine to the Board. Dr. Valantine will serve as a Class I director of the Company, to hold office until the date of the annual meeting of stockholders during the year ending December 31, 2023 or until her earlier death, resignation or removal.

Pursuant to the Company’s Director Compensation Policy, effective as of October 25, 2021, the Board granted to Dr. Valantine an option to purchase $1,200,000 of shares of the Company’s common stock at an exercise price equal to $48.45, the closing market price per share of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The options will vest in three equal annual installments over a three-year period, subject to Dr. Valantine’s continued service on the Board.

Dr. Valantine has entered into the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.4 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed on June 25, 2019 and incorporated herein by reference.

Dr. Valantine currently serves as Professor of Medicine at Stanford University School of Medicine, where she has been a faculty member since 1987. From April 2014 to September 2020, Dr. Valantine served as Chief Officer for Scientific Workforce Diversity at the National Institutes of Health, and as a Senior Investigator in the Intramural Research Program at the National Heart, Lung, and Blood Institute. From November 2004 to April 2014, Dr. Valantine was Professor of Cardiovascular Medicine and the Senior Associate Dean for Diversity and Leadership at Stanford. In collaboration with her colleagues at Stanford, Dr. Valantine co-invented the technology for donor derived cell-free DNA for diagnosis of transplant rejection, which is currently licensed and used to monitor patients for early detection of acute rejection. Dr. Valantine has served on the board of directors of Pacific Biosciences of California, Inc. (Nasdaq: PACB) since June 2021, and of CareDx, Inc. (Nasdaq: CDNA) since July 2021. Dr. Valantine also serves as Principal and Founder of HAV LLC, a consulting company for diversity, equity and inclusion that she founded in January 2021. Dr. Valantine received her M.B.B.S., M.R.C.P. and M.D. at St Georges Hospital/London University. Dr. Valantine’s qualifications to serve on our Board of Directors include her extensive experience in the life sciences industry and background in academic medicine.

There are no arrangements or understandings between Dr. Valantine and any other persons pursuant to which Dr. Valantine was appointed as a member of the Board. There are also no family relationships between Dr. Valantine and any director or executive officer of the Company or any other person nominated or chosen by the Company to become a director or executive officer, and she does not have a direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosures.

On October 25, 2021, the Company issued a press release announcing the appointment of Dr. Valantine to the Board. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 25, 2021

104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BridgeBio Pharma, Inc.

Date: October 26, 2021	/s/ Brian C. Stephenson
Brian C. Stephenson Chief Financial Officer